December 23, 2003

Ms. Evelyn Sidman
Clerk
The First Years Inc.
One Kiddie Drive
Avon, MA  02322

Dear Ms. Sidman:

Santa Monica Partners, L.P. (the "Partnership") owns of record 300 shares of The First Years, Inc. (the "Company") and beneficially own an additional 693,158 shares. The Partnership hereby gives notice that at the 2004 annual meeting of stockholders of the Company, it intends to nominate four persons to serve as directors of the Company and to propose that the Company's poison pill be redeemed. All of our nominees except me are independent of the Partnership. The Partnership also intends to propose that stockholders vote to remove one or more directors from office.

The Partnership has put forward a proposal to the Board of Directors to lead to a privatization of the Company. The Partnership believes that the election of its nominees, the removal of certain directors and the redemption of the Company's poison pill will expedite the process of maximizing stockholder value. Our nominees are as follows:

Martin E. Fogelman (Age 59), 5173 Suffolk Drive, Boca Raton, FL
33496
Since April 1, 2003, Mr. Fogelman has been a consultant to the baby products industry; He is president of Baby Trend Products, Inc., a marketer of infant gear; From 1986-2003, he was Senior Vice President and General Merchandise Manager of Toys "R" Us and Babies "R" Us Juvenile Products. Mr. Fogelman was responsible for building the merchandise assortment for Babies R Us, the most successful infant products retailer in America.

Janet M. Emerson (Age 55), 56 Cutter's Ridge Road, Carlisle, MA
01741
Since November 2003, Ms. Emerson has been Executive Vice President of "Chadwick's of Boston" and "Lerner", catalog retailers. Ms. Emerson was President of Kids "R" Us from 2000-2003. She also was a member of the Toys "R" Us Executive Committee. Ms. Emerson was President and CEO of Learningsmith, Inc. from 1995-2000. Prior thereto she held positions including Senior Vice President of Strategic Planning at Federated Department Stores 1991-1993, Senior Vice President, Jordan Marsh, Vice President, Marshall's and President of Keds Shoes, a division of Stride-Rite.
Mark B. Mazur (Age 44), Ambassador Capital Group, L.L.C., 320 Park Avenue 28th Floor, New York, NY 10022
Since January 2001, Mr. Mazur has been a founding member of Ambassador Capital Group, L.L.C., a private investment and advisory firm providing corporations with capital, business development and strategic planning advice. Prior thereto, Mr. Mazur was a consultant in the healthcare and financial services fields. Mr. Mazur is a consultant to Martin J. Wygod, Chairman and CEO of WebMD. From 1987-1996, Mr. Mazur was employed primarily at Goldman Sachs. His last position was as vice
president responsible for the Euro-dollar bond business.   Mr.
Mazur is involved in many charitable and educational organizations and is a director of The Marcellus Viley Foundation, which assists underprivileged youths in urban areas. He is a member of the New York State Governor's Advisory Committee on Managed Long Term Care and serves on a variety of committees at Columbia College.

Lawrence J. Goldstein (Age 67), 1865 Palmer Avenue, Larchmont,
NY  10538
Since 1982, Mr. Goldstein has been President of SMP Asset Management LLC and the General Partner of Santa Monica Partners, L.P., a private investment partnership. From 1989-1999, he was an investment manager of the Michigan Business School Growth Fund. From 1959-1982, Mr. Goldstein was a First Vice President of Drexel Burnham Lambert and general partner of its predecessor, Burnham and Company. Mr. Goldstein is a director of American Locker Group, FRMO Corp., Star Struck LTD, and Advance Processing & Imaging, Inc.

Neither Mr. Fogelman, Mr. Mazur nor Ms. Emerson owns any shares of the Company. I own beneficially and of record a total of 1,000 shares of the Company. The LJ Goldstein & Company Incorported Pension plan of which I am trustee owns beneficially 11,000 shares of the Company. The Partnership knows of no other stockholder who has committed to support the election of the above persons, the removal of any directors or its proposal to redeem the Company's poison pill. I hereby consent to being named in the proxy statement as a nominee and to serving as a director if elected. The consents of Mr. Fogelman, Mr. Mazur and Ms. Emerson are being sent to you under separate cover.

The Partnership intends to solicit proxies from all stockholders on all matters to be voted upon at the Company's annual meeting.

Please advise us promptly if you believe there are any deficiencies with respect to this notice.


Very Truly Yours,



Lawrence J. Goldstein








I hereby consent to being named in the proxy statement as a nominee of Santa Monica Partners, L.P., and I agree to serve as a director of The First Years, Inc., if elected.



	_______________________________________
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	Signature					Date






































AFFIDAVIT


Pursuant to Section 240.14a-7(c)(2):

I, Lawrence J. Goldstein, affirm that:

(1)	I intend to solicit stockholders in respect to
any matters that may come before the 2004 annual meeting of The
First Years, Inc. (the "Company").

(2)	I will not use the information from the Company's
stockholder list for any purpose other than to solicit stockholders with respect to the Company's annual meeting for 2004.

(3)	I will not disclose such information to any
person other than a beneficial owner of the Company or to his or her employee or agent to the extent necessary to effectuate any communication or solicitation.


						________________________________
						Lawrence J. Goldstein



Page 5 of 5

Stocks overlooked or ignored by otherwise intelligent investors TM
Exhibit III
SANTA MONICA PARTNERS, L.P.
1865 PALMER AVENUE, LARCHMONT, NY 10538

(914) 833-0875 ~ FAX: (914) 833-1068
WWW.SMPLP.COM

LAWRENCE J. GOLDSTEIN


EMAIL: ljgoldstein@bloomberg.net